Exhibit (d)(ix) under Form N-1A
                                              Exhibit 10 under Item 601/Reg. S-K


                            AMENDMENT #1 TO EXHIBIT A

                                     To the

                          Investment Advisory Contract

MARSHALL MONEY MARKET FUND

      Effective as of May 1, 2000, for all services rendered by Adviser hereunder, the above-named Portfolio(s) of the Fund shall pay to Adviser and Adviser agrees to accept as full compensation for all services rendered hereunder, an annual investment advisory fee equal to .15 or 1% of the average daily net assets of the Portfolio(s).

      The portion of the fee based upon the average daily net assets of the Portfolio(s) shall be accrued daily at the rate of 1/365th of .15 of 1% applied to the daily net assets of the Portfolio(s).

      The advisory fee so accrued shall be paid to Adviser daily.

      Witness the due execution hereof this __day of January, 2000.

Attest:                                         M&I INVESTMENT MANAGEMENT CORP.



                        Secretary          President

Attest:                                         MARSHALL FUNDS, INC.



                        Secretary         President